                                                                      EXHIBIT 12

                           SOUTH JERSEY GAS COMPANY
              CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (IN THOUSANDS)


                                                          Fiscal Year Ended December 31,
                                            -------- -----------------------------------------------
                                            June 30,
                                            1998      1997      1996      1995      1994      1993
                                            ----      ----------------------------------------------
Net Income*                               $16,209    $19,898   $19,215   $15,813   $11,017   $15,432
Federal and State Income Taxes             12,099     11,559    10,627     9,278     5,881     7,832
Fixed Charges**                            20,845     20,205    19,748    19,723    14,831    14,314
Capitalized Interest                         (113)      (107)     (114)      (98)     (120)     (191)
                                          -----------------------------------------------------------

Total Available for Coverage              $49,040    $51,555   $49,476   $44,716   $31,609   $37,387
                                          ===========================================================
Total Available                               2.4x       2.6x      2.5x      2.3x      2.1x      2.6x
Fixed Charges


*    Net Income before a Cumulative Effect of a Change in Accounting Principle
     (1993).

** Fixed charges include interest and preferred securities dividend requirements.